Exhibit 10.15

ORACLE CORPORATION

STOCK UNIT AWARD

DEFERRED COMPENSATION PLAN

(Effective July 1, 2014)

TABLE OF CONTENTS

		Page

SECTION 1	DEFINITIONS	1

SECTION 2	ELIGIBILITY	3

SECTION 3	DEFERRED STOCK UNIT AWARDS	3

SECTION 4	DESIGNATION OF BENEFICIARY	6

SECTION 5	CODE SECTION 409A	7

SECTION 6	UNFUNDED PLAN	7

SECTION 7	CLAIMS PROCEDURE	8

SECTION 8	AMENDMENT AND TERMINATION	9

SECTION 9	ADMINISTRATION	9

SECTION 10	GENERAL AND MISCELLANEOUS	9

APPENDIX 1	ADOPTING EMPLOYERS	1

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ORACLE CORPORATION

STOCK UNIT AWARD

DEFERRED COMPENSATION PLAN

(Effective July 1, 2014)

Oracle Corporation, a Delaware Corporation, has established this unfunded plan to provide deferred compensation for a select group of management and highly compensated employees. The Plan is effective as of July 1, 2014.

RECITALS

WHEREAS, the Company desires to maintain an unfunded deferred compensation plan to permit eligible employees to defer receipt of their stock unit awards granted under the Equity Compensation Plan.

NOW THEREFORE, the Company hereby establishes this deferred compensation plan.

SECTION 1

DEFINITIONS

1.1 “Account” means a bookkeeping record established under this Plan for an Eligible Employee who makes a deferral election under SECTION 3, which represents the Eligible Employee’s Deferred Stock Unit Awards, including any Dividend Equivalents credited thereon.

1.2 “Base Salary” means an Employee’s regular compensation without reduction for compensation deferred pursuant to all qualified and non-qualified plans of any Employers, but excluding all of the following: bonuses, commissions, overtime, incentive payments, non-monetary awards, retention payments, and other special compensation.

1.3 “Beneficiary” means the beneficiary that a Participant designates to receive his or her Account upon the Participant’s death.

1.4 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.5 “Committee” means the Compensation Committee or such other individual(s) or committee as designated by the Compensation Committee as the “Committee” for purposes of the Plan. The Senior Vice President of Human Resources and those persons he or she designates in writing are hereby delegated the authority to act on behalf of the Committee to administer the Plan in accordance with SECTION 9, unless determined otherwise by the Compensation Committee. The authority to amend and terminate the Plan in accordance with SECTION 8 is not delegated and, therefore, lies solely with the Compensation Committee.

1.6 “Common Stock” means the Common Stock, $.01 par value per share, of the Company.

1.7 “Company” means Oracle Corporation, a Delaware corporation, and any successor organization.

1.8 “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

1.9 “Deferred Stock Unit Award” means a Stock Unit Award that a Participant has irrevocably elected to defer under the terms of this Plan.

1.10 “Dividend Equivalent” means an amount equal to the cash or stock dividends that would have been paid on one share of Common Stock.

1.11 “Eligible Employee” means an Employee who is eligible to participate in the Plan under SECTION 2, as designated by the Committee or its designee.

1.12 “Employee” means a person employed by an Employer.

1.13 “Employer” means the Company and any other corporation or trade or business within the Employer Group that adopts the Plan with the Company’s approval. A list of adopting Employers is attached to this Plan as Appendix 1 and shall be kept by the Committee.

1.14 “Employer Group” means the group of entities (whether or not organized in corporate form and whether or not organized in the United States) owned 80 percent or more by the Company or by an affiliate of the Company that is, itself, owned 80 percent or more by the Company.

1.15 “Equity Compensation Plan” means the Amended and Restated 2000 Long-Term Equity Incentive Plan, as in effect from time to time, or any subsequently adopted equity compensation plan of the Company, as applicable.

1.16 “Hardship” has the meaning set forth in SECTION 3.8.

1.17 “Participant” means an Eligible Employee who elects to defer one or more Stock Unit Awards pursuant to the Plan. Status as a Participant ceases when the Participant’s entire Account has been distributed or forfeited, as applicable.

1.18 “Plan” means this Oracle Corporation Stock Unit Award Deferred Compensation Plan, as amended.

1.19 “Plan Year” means the calendar year during which a Participant’s Stock Unit Award is granted.

1.20 “Stock Unit Award” means a qualifying stock unit award granted to an Eligible Employee under the Equity Compensation Plan that meets the vesting requirements described in SECTION 3.7.

1.21 “Termination of Employment” means “separation from service” as defined in Code section 409A.

SECTION 2

ELIGIBILITY

2.1 Eligibility. Each Eligible Employee who completes such forms and provides such data as are reasonably required by the Committee is eligible to participate in the Plan. Eligibility to participate in the Plan for a Plan Year is limited to Employees who are selected by the Committee (or its designee), in its sole discretion, and whose annualized Base Salary in United States dollars determined as of June 1 of the current calendar year equals or exceeds $190,000 (or another amount established by the Committee). The Committee also may select for eligibility an Employee whose base salary reaches the required amount in a given year. For purposes of this SECTION 2.1, eligibility is generally effective annually as of the first day of a Plan Year, but the Committee may, in its sole discretion, allow eligibility effective as of the start of a calendar quarter, semi-annual period, or another date it establishes, consistent with Code section 409A.

2.2 Participant Consent. By making an election to defer a Stock Unit Award, the Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto.

SECTION 3

DEFERRED STOCK UNIT AWARDS

3.1 Election to Defer Stock Unit Award.

(a) An Eligible Employee’s participation in the Plan will commence when he or she makes a deferral election in accordance with SECTION 3. Deferral of Stock Unit Awards under the Plan will occur in the amount and at the time provided in this SECTION 3.1 and in SECTION 3.7, and will not be effective until the Eligible Employee has complied with the election procedures in this SECTION 3.

(b) Each Eligible Employee may elect, in accordance with SECTION 3.7, to defer the receipt of either 0% or 100% of a Stock Unit Award. Partial deferrals of an Eligible Employee’s Stock Unit Award that he or she is awarded are not permitted. Any Stock Unit Awards deferred under this Section will be credited to an Account as of the date such Stock Unit Award is granted to the Eligible Employee.

(c) A Participant’s Deferred Stock Unit Award shall vest pursuant to the terms of the Equity Compensation Plan and the award agreement evidencing the Stock Unit Award grant. In the event a Participant forfeits any portion of the Participant’s Deferred Stock Unit Award pursuant to the terms of the Equity Compensation Plan or award agreement, the Participant’s Stock Unit Award Account shall be reduced by the amount attributable to the forfeited Deferred Stock Unit Award.

(d) After vesting and until paid in accordance with this SECTION 3, Deferred Stock Units credited to a Participant’s account shall be credited with Dividend Equivalents. Unless otherwise provided in the Stock Unit Award to which a Deferred Stock Unit relates, Dividend Equivalents shall not be credited to Participant’s account for the period prior to the vesting date provided in such Stock Unit Award. Dividend Equivalents shall be subject to the same restrictions as the Deferred Stock Units to which they are attributable and shall be paid on the same date that the Deferred Stock Units to which they are attributable are settled in accordance with this SECTION 3. The Dividend Equivalents credited to the Grantee’s Account will be deemed to be reinvested in additional Deferred Stock Units. Dividend Equivalents credited to a Grantee’s Account shall be distributed in shares of Common Stock having a value equal to the amount of the Dividend Equivalents.

3.2 Separate Elections. A separate election to defer a Stock Unit Award must be filed by the Eligible Employee for each Stock Unit Award.

3.3 Form and Schedule of Payment. Deferred Stock Units shall be payable in Common Stock. The schedule under which the Participant elects to receive payment of his or her Deferred Stock Unit Award Account balance shall be irrevocably elected on the Participant’s deferral election form as described in this SECTION 3. An Eligible Employee may elect to receive distributions in a lump sum or in quarterly installments over a period of five (5) years or ten (10) years. A Participant may select a different form of payment for each Stock Unit Award. Notwithstanding anything to the contrary, a Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum upon the Participant’s death, in accordance with SECTION 3.5.

3.4 Deferred Stock Unit Award Accounts.

(a) The Committee shall cause an Account and such other subaccounts as the Committee deems appropriate to be established for each Participant who has deferred a Stock Unit Award, which shall reflect the value of each Deferred Stock Unit Award payable to such Participant under the Plan, as adjusted for any earnings, as set forth herein. Each Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets.

(b) A Participant’s Account relating to Deferred Stock Unit Awards shall be denominated in notional shares of Common Stock.

3.5 Timing of Payment of Account Balances.

(a) On the Plan deferral election form described in this SECTION 3, and in accordance with terms and procedures established by the Committee, an Eligible Employee may elect to receive or commence payment of the Eligible Employee’s Deferred Stock Unit Award, in the form elected in SECTION 3.3 upon the earlier of (i) Termination of Employment or (ii) a calendar year designated by the Eligible Employee that is not earlier than the calendar year following the calendar year in which the scheduled vesting period for the Deferred Stock Unit Award ends.

(b) Notwithstanding any other provision of this Plan, upon a Participant’s death, whether prior to or after commencement of payment of the Participant’s Account, a lump sum distribution of all vested amounts credited to the deceased Participant’s Account in accordance with subsection (c) (notwithstanding any election to receive distributions under clause (ii) of subsection (a) or in installments under SECTION 3.3) shall be payable to the deceased Participant’s Beneficiary.

(c) A distribution upon a Participant’s death will be made in lump sum, as soon as is administratively practicable following the date on which the Participant’s death occurs.

A distribution upon Termination of Employment for any reason other than death will be made or commence on the 17th day of the first month (or the first business day after the 17th) of the third calendar quarter following the calendar quarter in which the Termination of Employment triggering a distribution occurs. For Participants whose Termination of Employment occurs within the first 10 days of a calendar quarter, a distribution will be made or commence on the 17th day of the first month (or the first business day after the 17th) of the second calendar quarter following the calendar quarter in which the Termination of Employment triggering a distribution occurs. Subsequent distributions, if any, will be made on each quarter-annual anniversary date of the date of the first distribution.

A distribution payable on a date designated by the Participant under clause (ii) of subsection (a) will be made or commence in January of such year.

3.6 Default Election. The Account of a Participant who does not make a distribution election under SECTION 3.3 or SECTION 3.5 will be distributed in a lump sum on the first distribution date after his or her Termination of Employment, in accordance with SECTION 3.5.

3.7 Timing of Deferral Election. An election to defer a Stock Unit Award under this SECTION 3 must be made in accordance with the procedures established by the Committee. To the extent permitted by the Committee in its discretion, an Eligible Employee may defer receipt of a Stock Unit Award within 30 days of the date the Eligible Employee acquires a legally binding right to such Stock Unit Award, provided that the right to the Stock Unit Award is conditioned on the continued services of the Eligible Employee for a period of at least 12 months from the date the Eligible Employee acquires the legally binding right to the Stock Unit Award and the election is made and becomes irrevocable at least 12 months before the earliest date at which the forfeiture condition could lapse (other than due to death, disability, or a change in control in accordance with Code section 409A).

3.8 Hardship.

(a) If an unforeseeable emergency occurs (as determined by the Committee in accordance with Code section 409A and other applicable law), a Participant may request that the Committee approve payment of the Participant’s vested Account earlier than the date to which it was deferred or that there be a cessation of deferrals under the Plan. For purposes of this SECTION 3.8, an “unforeseeable emergency” is limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. What constitutes an unforeseeable emergency depends upon each Participant’s circumstances, but, in any case, payment may not be made and a cessation of deferrals may not occur to the extent that a hardship is or may be relieved: (i)

through reimbursement or compensation by available insurance or otherwise or (ii) by liquidation of the Participant’s assets to the extent the asset liquidation would not itself cause severe financial hardship. Moreover, a deferred amount may not be distributed before the date to which the amount was deferred to the extent that the hardship is or may be relieved by cessation of deferrals under the Plan.

(b) The Committee will consider any requests for payment under this SECTION 3.8 on a uniform and nondiscriminatory basis and in accordance with Code section 409A. If an amount is distributed or deferrals cease under this SECTION 3.8, the Participant will be ineligible to defer additional amounts until the next regular date designated under SECTION 3.7 for making deferral elections that occurs one year or more after the date as of which the Committee approved the distribution or cessation of deferral. Payments made under this SECTION 3.8 will be made within seven days after the Committee determines that an unforeseeable emergency has resulted in severe financial hardship to the Participant or at a later date chosen by the Committee that does not result in taxation under Code section 409A.

3.9 Changes in Capitalization. Deferred Stock Units credited to a Participant’s Account shall be appropriately adjusted in a manner consistent with the terms applicable to Common Stock reserved under the Equity Compensation Plan to reflect changes in capitalization of the Company affecting the Common Stock.

3.10 Employee’s Rights Unsecured. The right of a Participant or his or her Beneficiary to receive a distribution under the Plan constitutes an unsecured claim against the general assets of the Company and the Participant’s Employer or former Employer, and neither the Participant nor his or her Beneficiary has any rights in or against any amount credited to an Account or any other specific assets. The Plan constitutes a mere promise by the Company to make benefit payments in the future.

SECTION 4

DESIGNATION OF BENEFICIARY

4.1 Designation of Beneficiary.

(a) A Participant may designate a Beneficiary to receive any part of the Participant’s Account. A Beneficiary may be designated at any time before the Participant dies and may be revoked or changed at any time in accordance with procedures established by the Committee. A designation or change of designation that names a Beneficiary other than the Participant’s spouse will be effective only if spousal consent is provided. If the Participant fails to designate a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account will be paid to the Participant’s estate. Beneficiary designations must be on the form required by the Committee.

(b) The Participant may change the designation of a Beneficiary at any time in accordance with procedures established by the Committee. Designation of a Beneficiary, or an amendment or revocation thereof, shall be effective on the date the Participant’s completed and signed designation/revocation is actually received by the recordkeeper for the Plan. To be valid, a completed and signed designation/revocation must be actually received by the recordkeeper for the Plan prior to the Participant’s death. Actually received means actual receipt of the designation/revocation and not the date that the designation/revocation was placed in the U.S. Mail or other private delivery service. The most recent designation on file cancels all previous designations.

SECTION 5

CODE SECTION 409A

5.1 General Compliance. The Plan is designed to comply with Code section 409A and is to be construed and administered, where possible, to comply with Code section 409A. Neither the Company or Employer nor the Committee is obligated to take any action that the Company’s counsel determines would result in taxation under Code section 409A. If the Company or its counsel determines that any Plan provision or feature does not comply with Code section 409A, that provision or feature will be null and void to the extent required to avoid taxation under Code section 409A.

5.2 No Express or Implied Warranties. Although the Company intends to administer the Plan to prevent taxation under Code section 409A, the Employers do not represent or warrant that the Plan will comply with Code section 409A or any other provision of federal, state, local, or non-United States law. The Company, its affiliates or subsidiaries, and their respective directors, officers, employees, and advisers will not be liable to any person for any tax, interest, or penalties that might be owed with respect to an Account.

5.3 Permissible Accelerations and Delays. The Company reserves the right, exercisable in its sole discretion, to accelerate payments under this Plan to the extent permitted by, and in accordance with, Treas. Reg. §1.409A-3(j)(4). In addition, the Company reserves the right, exercisable in its sole discretion, to delay payments under this Plan to the extent permitted by, and in accordance with, Treas. Reg. §1.409A-2(b)(7).

5.4 Specified Employees. Notwithstanding any other provision of this Plan, any distribution that is not exempt from Code section 409A and that is to be paid upon Termination of Employment (other than as a result of death) to a “specified employee” (as defined under Code section 409A) will not be paid sooner than six months and one day following the Termination of Employment, or death if earlier.

SECTION 6

UNFUNDED PLAN

6.1 Unfunded Plan. The obligation of the Employers to make payments pursuant to the Plan is contractual only, and neither the Participant nor any Beneficiary shall have a preferred claim or lien on or to any assets of any trust but shall have only the right to receive the benefits payable under the Plan. The obligations of the Company and Employer to pay benefits under the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of the Company or Employer. It is the Company’s intention that the arrangements be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Security Act (ERISA).

SECTION 7

CLAIMS PROCEDURE

7.1 Claims Procedure. If any Participant or his or her Beneficiary has a claim for benefits that have not been paid, that person (“claimant”) may file with the Committee a written claim providing the amount and nature of the claim, supporting facts, and the claimant’s address. Claims for benefits must be filed as soon as reasonably practicable after the occurrence of the facts on which the claim is based. The Committee shall notify each claimant of its decision in writing by registered or certified mail within 60 days after its receipt of a claim or, under special circumstances, within ninety 90 days after its receipt of a claim; and if the Committee determines that payment is to be made, payment will be made within 90 days after the date by which notification is required. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claims review procedure under the Plan.

7.2 Claims Review Procedure. A claimant whose claim has been denied, or such claimant’s duly authorized representative, may file, within 60 days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within 60 days after receipt of such request. In special circumstances, the Committee may extend for up 60 additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. If the final decision is that payment is to be made, payment will be made within 90 days after the date by which notification of the final decision is required. The decision of the Committee shall be final and binding on all parties.

7.3 Exhaustion of Claims and Appeals Procedures. A claim or action (a) to recover benefits allegedly due under the Plan or by reason of any law, (b) to enforce rights under the Plan, (c) to clarify rights to future benefits under the Plan, or (d) that relates to the Plan and seeks a remedy, ruling, or judgment of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the Plan’s claims and appeals procedures, including, for these purposes, any voluntary appeal right (an “Administrative Claim”). A claimant must raise every argument and/or produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and/or the right to produce any evidence not submitted to the Committee as part of the Administrative Claim. Any Judicial Claim must be commenced in the appropriate court or forum no later than 24 months from the earliest of (a) the date the first benefit payment was made or allegedly due, (b) the date the Committee or its delegate first denied the claimant’s request, or (c) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 24 month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 24 month period and the date that is three months after the final denial of the claimant’s Administrative Claim, such that the claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed, or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 24-month limitations period (or, if applicable, expiration of the 3-month limitations period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred. Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 24-month limitations period (or, if applicable, the three month limitations period).

SECTION 8

AMENDMENT AND TERMINATION

8.1 Amendment. The Committee may amend this Plan at any time with either or both retroactive and prospective effect. It is intended that all Plan amendments comply with Code section 409A. Amendments will be effective upon the date stated in the amendment and will be binding on all Participants and Beneficiaries, except as otherwise provided in the amendment. No amendment may adversely affect a Participant’s accrued benefits without the Participant’s written approval. Any rights to benefits under this Plan created by an employment agreement in effect between the Company or Employer and an Employee are subject to amendments to this Plan.

8.2 Termination. The Committee may terminate the Plan and distribute Accounts to Employees in accordance with Code section 409A.

SECTION 9

ADMINISTRATION

9.1 Administration. The Committee has complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of Employees to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.2 Liability of Committee, Indemnification. To the extent permitted by law, the Committee and its designee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.3 Expenses. The costs of establishing and adopting the Plan, including but not limited to legal and accounting fees, will be borne by the Company or the Employer. If a trust is established, the Company or Employer will bear any tax liability associated with the trust’s investment of assets and will not be reimbursed by the trust for those costs.

SECTION 10

GENERAL AND MISCELLANEOUS

10.1 Rights Against the Company. Except as expressly provided by the Plan, this Plan shall not be construed as giving to any Employee, Participant, Beneficiary, or any other person any legal, equitable, or other rights against the Company or an Employer, or against any officers, directors, agents, or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets, business, or shares of the Company or Employer stock or giving any Employee the right to be retained in the employment of the Company or an Employer. All

Employees are subject to discharge (with or without cause) to the same extent they would have been if this Plan had never been adopted. The rights of an Employee hereunder are solely those of an unsecured general creditor of the Company or an Employer. Nothing in the Plan should be construed to require any contributions to the Plan on behalf of an Employee, Participant, or Beneficiary by the Company or an Employer.

10.2 Assignment or Transfer. No right, title, or interest of any kind in the Plan is transferable or assignable by any Participant or Beneficiary or subject to alienation, anticipation, sale, pledge, encumbrance, garnishment, attachment, execution, or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant or Beneficiary. Any attempt to alienate, anticipate, sell, pledge, encumber, garnish, attach, execute, levy, transfer, assign, or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

10.3 Severability. The provisions of this Plan are fully severable. Accordingly, any declaration that a provision of this Plan is illegal or invalid for any reason will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if any illegal or invalid provision had never existed.

10.4 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

10.5 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of California unless superseded by federal law, which shall govern correspondingly.

10.6 Payment Due to Incompetence. If the Committee receives evidence that an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or trust which has been legally appointed by the courts.

10.7 Taxes. All amounts payable hereunder shall be reduced by any and all federal, state, local, and employment taxes imposed upon the Participant or his or her Beneficiary which are required to be paid or withheld by the Company or Employer. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by Code sections 3121(v)(2) and 3306(r)(2). Amounts required to be withheld in accordance with Code section 3121(v)(2) will be withheld out of other current wages paid by the Participant’s Employer. The determination of the Company or Employer regarding applicable income and employment tax withholding requirements shall be final and binding on each Employee.

ORACLE CORPORATION

By:	______________________________
Name:	______________________________
Title:	______________________________

APPENDIX 1

ADOPTING EMPLOYERS

Pursuant to SECTION 1.13 of the Oracle Corporation Stock Unit Award Deferred Compensation Plan (the “Plan”), the following corporations have adopted the Plan with the approval of Oracle Corporation.

Oracle America, Inc.

Oracle International Corporation